Exhibit 10.5

CENTRAL BANCOMPANY, INC.

INCENTIVE COMPENSATION PLAN II

As amended and restated effective February 14, 2018

Section 1.      Purpose

This Plan is intended to provide deferred compensation in the form of a long-term profit performance incentive to designated executives who are members of a select group of management or highly compensated employees through the payment of cash benefits to such executives in the amount, in the manner and upon the terms and conditions provided herein.

The Plan was originally effective January 1, 2008. It has been amended from time to time and is now amended and restated in its entirety effective February 14, 2018 (unless another effective date is specified herein). The Plan is intended to comply with the provisions of section 409A of the Internal Revenue Code and the final regulations issued thereunder effective January 1, 2008, and with IRS Notice 2010-6 and IRS Notice 2010- 80.

Section 2.      Definitions

For purposes of this Plan, the following terms shall have the following meanings:

(a)   Active Participant-means any CBC executive who is designated as such under Section 3.1 hereof and whose designation as such has not been terminated under Section 3.4 hereof.

(b)   Beneficiary - means the Participant's beneficiary as determined under Section 6.

(c)   CBC - means Central Bancompany, Inc., a Missouri corporation.

(d)  Change in Control Event - means an event described in Section 16.

(e)   Code - means the Internal Revenue Code of 1986, as amended.

(f)    Committee - means the Human Resources Committee of CBC's Board of Directors.

(g)   Controlled Group Member - means (1) any corporation which is a member of the controlled group of corporations of which CBC is a part, (2) any trade or business which is under common control with CBC, and (3) any member of an affiliated service group which includes CBC, all as defined by Section 414 of the Internal Revenue Code.

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(h)   Disability - An Active Participant has incurred a Disability if he is receiving income replacement benefits for at least three months under a CBC-sponsored accident and health plan because of any medically determinable impairment that is expected to last at least 12 continuous months or result in death, as determined by the administrator of such accident and health plan.

(i)    Effective Date - means February 14, 2018 (unless a different date is specified herein). The original effective date of the Plan is January 1, 2008.

(j)    Interest Rate - means, for any calendar year of distribution beginning on or after January 1, 2011, the Daily Treasury Yield Curve Rate, as published on the US Department of the Treasury's website, for December 31 of the immediately preceding calendar year for the fixed maturity that matches the remaining installment period for payment of benefits to or with respect to a Participant under the Plan. If there is no fixed maturity that matches the remaining installment period for a calendar year, the Interest Rate shall be determined by interpolating the published rates for the fixed maturities immediately below and immediately above such remaining installment period. For example, if the remaining installment period for a calendar year is four years, the Interest Rate is determined by interpolating the Daily Treasury Yield Curve Rate for fixed maturities of three years and five years as of December 31 of the prior calendar year.

               (k)    Management Operating Share - means an accounting unit established and maintained to determine the cash benefits payable under this Plan.

               (l)     Normal Retirement Age - means the Participant's 65th birthday.

               (m)   Participant - means an Active Participant or a former Active Participant who has a vested Accrued Benefit under the Plan.

               (n)    Plan Administrator - means the Committee.

               (o)    Plan Year - means a calendar year.

               (p)     Separation from Service - means termination of employment, as defined for purposes of Code section 409A, with CBC and all Controlled Group Members for reasons other than death or Disability. For purposes of determining whether a Participant has had a Separation from Service only, all corporations which are owned, as to equity interest, 50% or more by CBC or any parent or subsidiary corporation of CBC, and any corporation which owns 50% or more of the equity interest of CBC, shall be considered to be a Controlled Group Member.

               (q)     Specified Person - means a Participant who at the time of Separation from Service is a key employee as determined under the provisions of Code section 409A. Such determination shall be made as of each December 31 on which CBC or any of the Controlled Group Member is publicly traded, as determined under Code section 409A, and shall apply for purposes of Separations from Service occurring during the 12-consecutive month period beginning on April 1 following such December 31. In no event, however, shall any Participant be a Specified Person hereunder if, at the time of such Participant's Separation from Service, neither CBC nor any Controlled Group Member is publicly traded (as defined for purposes of Code section 409A).

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Section 3.      Participants and Awards

3.1.  Designation of Active Participants. The Committee may from time to time designate by resolution Active Participants in this Plan from among those CBC executives who have major operational, policy or professional responsibility for the conduct of CBC's business, who are members of a select group of management or highly compensated employees and who attained Normal Retirement Age prior to the first day of the Plan Year in which they become Active Participants. Each executive who is so designated (and the date he becomes a Participant) shall be named on a list maintained by the Committee.

3.2.  Share Awards. Management Operating Shares may be awarded to each Active Participant by the Committee as of the last day of any Plan Year. Awards for any Plan Year shall be made in accordance with the following procedure:

(a)   As soon as practicable after the end of the Plan Year, the Committee shall establish a total amount for awards to all Active Participants for the year.

(1)            For Plan Years ending before January 1, 2009, this amount may not, when added to the total amount for awards to all active participants under the Central Bancompany Incentive Compensation Plan I, exceed fifteen percent (15%) of the amount, if any, by which "net income before taxes" for the year exceeds sixteen percent (16%) of CBC's stockholders' equity at the beginning of the year.

(2)           For Plan Years beginning on or after January 1, 2009, this amount may not, when added to the total amount for awards to all active participants under the Central Bancompany Incentive Compensation Plan I, exceed fifteen percent (15%) of the amount, if any, by which "net income before taxes" exceeds the sum of (i) sixteen percent (16%) times eight percent (8%) of CBC's total assets at the beginning of the year and (ii) earnings on "excess capital" at the 10- year treasury rate (but not less than five percent (5%)). For purposes of this Section 3.2(a)(2), "excess capital" shall mean the amount by which capital exceeds eight percent (8%) of total assets.

For example, at the beginning of the Plan Year, CBC has total assets of $10 billion and capital of $1 billion. 8% of $10 billion is $800 million. Excess capital is $200 million ($1 billion minus $800 million) and the 10-year treasury rate for the year is 3.5%. CBC has pre-tax earnings of $150 million for the year. The maximum award amount for the year is $1.8 million (minus the amount awarded under the Central Bancompany Incentive Compensation Plan I for the year), determined as follows:

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                               $800 million times 16% = $128 million

                plus       $200 million times 5% = $ 10 million

                                                                           $138 million

                               $150 million minus $138 million= $12 million

                               $12 million times 15% = $1.8 million

For purposes of this section 3.2(a), "net income before taxes" shall be calculated by dividing the net income of CBC by one minus CBC's effective combined tax rate for federal and state income taxes for the year. For example, if the net income of CBC for a given year is equal to $1,000,000 and CBC's effective combined tax rate for federal and state income taxes for the year is 38%, "net income before taxes" would be calculated as follows:

$1,000,000 divided by (1 minus .38) or $1, 612,903.

(b)   This total amount shall be allocated among the Active Participants as of the last day of the Plan Year in such manner as the Committee in its sole discretion may determine. There shall be no requirement that every Participant receive an award.

(c)   The award so allocated to an Active Participant shall be converted to whole or fractional Management Operating Shares by dividing the amount of the award by an amount equal to the amount by which (1) exceeds (2), where

 (1)          is the book value of one share of CBC common stock at the end of the Plan Year, and

                                 (2)          is other comprehensive income or loss included in shareholders' equity.

Both (1) and (2) shall be determined in accordance with generally accepted accounting principles, consistently applied, by the firm of independent certified public accountants employed by CBC.

3.3.  Award Limitation. The total number of outstanding Management Operating Shares under this Plan and the Central Bancompany Incentive Compensation Plan I shall not exceed at any time five hundred thousand (500,000). For purposes of this Plan, a Management Operating Share shall be deemed to be outstanding if it has been awarded to a Participant and such Participant's designation as an Active Participant in this Plan has not been terminated under Section 3.4 hereof.

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3.4.  Termination of Active Participation. A Participant's Active Participation in this Plan shall terminate effective as of the earliest of:

(a)   the date the Plan is terminated;

(b)   the last day of the Plan Year in which such Participant incurs a Disability;

(c)   the last day of the Plan Year in which such Participant dies;

(d)   the last day of the Plan Year in which such Participant Separates from Service; or;

(e)   the date of a Change in Control Event.

Section 4.     Accrued Benefit

4.1.  Accrued Benefit Determination.

(a)   As of the last day of the first Plan Year in which he is an Active Participant, a Participant's Accrued Benefit shall be equal to the value of the Management Operating Shares awarded to him pursuant to Section 3.2(c).

(b)   For any date in each Plan Year after the first Plan Year in which he is a Participant, a Participant's Accrued Benefit shall equal his Accrued Benefit as determined as of the last day of the immediately preceding Plan Year, reduced by the aggregate amount, if any, actually paid on or before such date to such Participant under Section 5 hereof during such Plan Year and, in the event such date is the last day of such Plan Year, increased or further reduced by the Annual Adjustment for such Plan Year under Section 4.2 hereof.

4.2.  Annual Adjustment. The Annual Adjustment for each Plan year for each Participant shall equal the amount by which the Participant's Accrued Benefit must be increased, or reduced as the case may be, so that it is equal to the quantity (x) multiplied by (y), where

(x) equals CBC's stockholders' equity as of the last day of such Plan Year per share of CBC common stock (less accumulated other comprehensive income or loss), based on (1) or (2) below, as applicable:

(1)  for Plan Years beginning on or after January 1, 2011, the number of shares of CBC common stock outstanding as of the last day of such Plan Year or

(2)  for Plan Years beginning before January 1, 2011, the average number of shares of CBC common stock outstanding during such Plan Year,

as determined in accordance with generally accepted accounting principles, consistently applied, by the firm of independent certified public accountants employed by CBC; and (y) equals the number of such Participant's Management Operating Shares on the last day of such Plan Year, including any Management Operating Shares awarded as of such date under Section 3.2.

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Section 5.      Payment of Benefits

Section 5.1.   Dividend Equivalents. As soon as practicable after its payment of any cash dividend on its outstanding common stock, but in no event after March 15 following the calendar year in which such cash dividend is declared, CBC shall pay in cash to each person who is an Active Participant in this Plan on the date on which such dividend is paid an amount equal to the amount of such dividend per share of CBC common stock multiplied by the number of such Active Participant's Management Operating Shares, determined as of the date on which such dividend is paid; provided, however, that: No amount shall be payable under this Section 5.1 to any Participant in any Plan Year until the Annual Adjustment to his Accrued Benefit has been made under Section 4.1 hereof for the immediately preceding Plan Year, and no amount shall be payable to any person under this Section 5.1 as a result of a dividend paid on or after any date which coincides with the date such person's designation as an Active Participant terminates under Section 3.4 hereof.

5.2.  Death Benefit. If a Participant dies before payment of his Accrued Benefit begins, 100% of his Accrued Benefit, determined as of the last day of the calendar year of his death, shall be paid to the Participant's Beneficiary in substantially equal annual installments with the first installment being paid no earlier than the first day of the calendar year beginning after his death and no later than the 60th day of such calendar year and the last installment being paid at the same time as the last installment of the Participant's Accrued Benefit is paid under Section 5 of the Central Bancompany Incentive Plan I or, if later, in the fifth calendar year beginning after the Participant's death. In no event, however, shall the If a Participant's Accrued Benefit is a negative amount, however, the Beneficiary shall not be required to reimburse CBC for such deficit. Each installment shall include interest equal to the Participant's Accrued Benefit as of the last day of the preceding calendar year multiplied by the Interest Rate in effect on the first day of the calendar year of distribution.

5.3.  Disability Benefit. If an Active Participant incurs a Disability before payment of his Accrued Benefit begins, the Participant shall be entitled to receive a Disability Benefit.

(a)   Amount of Disability Benefit. A Participant's Disability Benefit shall be equal to 100% of his Accrued Benefit, determined as of the last day of the calendar year in which he becomes Disabled.

(b)   Time and Form of Payment. The Participant's Disability Benefit shall be paid to the Participant in substantially equal annual installments with the first installment being paid no earlier than the first day of the calendar year beginning after the date he incurs a Disability and no later than the 60th day of such calendar year and the last installment being paid at the same time as the last installment of the Participant's Accrued Benefit is paid under Section 5 of the Central Bancompany Incentive Plan I or, if later, in the fifth calendar year beginning after the Participant's Disability. Each installment shall include interest equal to the Participant's Accrued Benefit as of the last day of the preceding calendar year multiplied by the Interest Rate in effect on the first day of the calendar year of distribution.

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5.4.  Retirement Benefit. Upon the Participant's Separation from Service he shall be entitled to receive a Retirement Benefit.

(a)   Amount of Benefit. The Participant's Retirement Benefit shall be equal to 100% of his Accrued Benefit, determined as of the last day of the calendar year in which he Separates from Service.

(b)   Time and Form of Payment. The Participant's Retirement Benefit shall be paid to the Participant in substantially equal annual installments with the first installment being paid no earlier than the first day of the calendar year beginning after his Separation from Service and no later than the 60th day of such calendar year and the last installment being paid at the same time as the last installment of the Participant's Accrued Benefit is paid under Section 5 of the Central Bancompany Incentive Plan I or, if later, in the fifth calendar year beginning after the Participant's Separation from Service. Each installment shall include interest equal to the Participant's Accrued Benefit as of the last day of the preceding calendar year multiplied by the Interest Rate in effect on the first day of the calendar year of distribution.

5.5   Required Withholding. Notwithstanding any provision hereof to the contrary, any payment to which a person is entitled under this Plan shall be reduced by any amounts that is required by law, ruling or regulation to withhold therefrom.

5.6   Death of Participant after Distribution Begins. If a Participant dies after payment begins under Section 5 but before all annual installments have been paid, the remaining installments shall be paid to the Participant's Beneficiary.

5.7   Domestic Relations Orders. Notwithstanding any provision of this Section 5 to the contrary, the Plan Administrator may, in its discretion, distribute a portion of the Participant's vested Accrued Benefit to the extent necessary to satisfy the terms of a Domestic Relations Order under Code section 414(p).

5.8   Small Benefits Notwithstanding any provision of this Section 5 to the contrary, the Plan Administrator may, in its discretion, distribute the Participant's entire Accrued Benefit (and the Participant's entire vested benefit in any other nonqualified non-account balance plan maintained by CBC or any Controlled Group Member) in a lump sum within 60 days after the Participant's death, Disability, or Separation from Service if sum of the Participant's Accrued Benefit and such other vested benefits does not exceed the applicable dollar amount under Code section 402(g) (l)(B) for the calendar year in which the distribution is made.

5.9   Certain Payments to Specified Persons. Notwithstanding any provision of this Plan to the contrary, if payment of a Specified Person's vested Accrued Benefit is to be made on account of the Specified Person's Separation from Service, and if the other provisions of Section 5 provide for payment to begin before the first day of the seventh month beginning after the Specified Person's Separation from Service, then payment shall be delayed until the first day of the seventh month beginning after the Specified Person's Separation from Service, or, if earlier, the first date on which payment can begin under the provisions of Code section 409A. If payment of such Specified Person's Accrued Benefit begins after the date on which payment would otherwise begin under another provision of Section 5, the first payment of such Specified Person's vested Accrued Benefit shall include interest for the period of delay at the Daily Treasury Yield Curve Rate for 10-year US Treasury Securities for December 31 of the calendar year preceding the calendar year in which the first payment is made, as published on the US Department of the Treasury's website.

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Section 6.      Designation of Beneficiary

Each person who is a Participant shall designate one or more beneficiaries under this Plan, and if such person should die before all payments to which he is entitled under Section 5 hereof have been made, CBC shall pay the remainder of such payments to such designated beneficiaries in the manner and at the times specified in this Plan. A Participant's designation of one or more beneficiaries hereunder shall be made by such Participant in writing and shall be filed by him with the Plan Administrator; provided, however, that in the event any Participant fails to designate a beneficiary hereunder or in the event no such designated beneficiary survives such person, then such person shall be deemed to have designated his estate as his sole beneficiary hereunder.

Section 7.      Administration

The Plan Administrator shall have the sole and absolute right, power and discretion to construe and interpret the provisions of this Plan, to decide all questions of eligibility to participate in the Plan, to determine the amount, manner and time of payment of any benefits to any Participant, Beneficiary, estate or other claimant; to determine the right of any person to a benefit, and to resolve all questions arising in the administration, interpretation and application of the Plan, including resolving any ambiguities from such administration, interpretation and application of the Plan. The Plan Administrator may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of the Plan Administrator shall be uniformly and consistently applied to all Participants in similar circumstances. The Plan Administrator may appoint or employ any agents it deems advisable, including legal and actuarial counsel. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary, CBC, and the legal counsel of the CBC.

The Plan Administrator may, by resolution, delegate to any person, entity or committee all or any portion of the authority allocated to the Plan Administrator under this Section. Any such delegation may be revoked at any time by resolution of the Plan Administrator.

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Section 8.      Stock Splits and Stock Dividends

If CBC declares a stock split or stock dividend which affects the number of outstanding shares of CBC's voting and nonvoting common stock, then an adjustment shall be made by the Plan Administrator in the limitation on the number of Management Operating Shares that may be awarded under Section 3.3 hereof, in the number of the then outstanding Management Operating Shares, and in each Participant's Accrued Benefit under Section 4.1 hereof such that the Accrued Benefit of each then Participant as a result of such stock split or stock dividend will not be less than his Accrued Benefit immediately before such stock split or stock dividend.

Section 9.      Payments Source of Benefit Payments and Other Conditions to Participant and

(a)   All payments to which a person is entitled under this Plan shall be made in cash from CBC's general assets, and no person shall have a claim for a benefit or payment under this Plan which is superior in any manner whatsoever to a claim by a general creditor of CBC. Furthermore, any person who claims a benefit under this Plan shall look solely to the general assets of CBC for satisfaction of such claim. In no event shall any member of CBC's Board of Directors or of the Committee or any officer, employee or agent of CBC be liable in his individual capacity to any person whomsoever for the payment of a benefit under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between CBC and any Participant or other person.

(b)   As a condition to an executive's participation in this Plan or to the payment of any benefit under this Plan to any person, CBC may require such person to execute such documents and to make such representations as counsel for CBC may deem necessary or appropriate for any reason whatsoever, including compliance with any applicable federal or state securities laws; provided, however that such requirement shall not affect the timing of any payment otherwise due under the terms of the Plan.

(c)   In the event the Plan Administrator in its sole discretion determines that a former participant (i) is employed by a CBC competitor, (ii) competes with CBC in any individual capacity in any business enterprise or (iii) renders in any capacity whatsoever, including as a shareholder, any business advice to any CBC competitor, any benefit payable to or on behalf of such person under the Plan shall be cancelled to the full extent then and thereafter payable.

(d)   Any benefit payable to or on behalf of any person under the Plan shall be cancelled to the full extent then payable in the event such person has committed, either by his written admission or through a final judicial determination, a criminal act against CBC or a CBC subsidiary or affiliate which is classified as a felony under applicable criminal laws, and any benefit payable to or on behalf of any person under this Plan shall be suspended during any period in which such person has been properly charged with, indicted or is on trial for the commission of such felony.

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(e)   Notwithstanding the foregoing, the provisions of paragraphs (c) and (d) of this Section 9 shall be void and of no effect after a Change in Control Event.

(f)    Whenever, in the opinion of the Plan Administrator, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct CBC to make payments to such person or to his legal representative or to a relative or friend of such person for this benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this paragraph shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

Section 10.   Not a Contract of Employment

This Plan is only a plan which provides for the payment of incentive compensation and is not a contract of employment. Participation in this Plan shall not give any person the right to be retained in the employ of CBC or, upon the termination of such employment, to have any interest or right or claim as a result of his participation in his Plan other than as expressly provided herein.

Section 11.    No Alienation or Assignment

Except to the extent permitted under Section 5.7, neither a Participant nor his designated Beneficiary shall have any right whatsoever to alienate, commute, anticipate or assign (either in law or at equity) all or any portion of any benefit or payment to which he is or may become entitled under this Plan.

Section 12.   Amendment and Termination

CBC reserves the right to amend this Plan from time to time through action of the Committee and to terminate this Plan in whole or in part, at any time and for any reason. Notwithstanding the foregoing, no amendment or termination shall reduce the vested Accrued Benefit which a Participant or Beneficiary is entitled to receive as of the date of the amendment or termination.

In addition, any amendment or termination shall be consistent with the requirements of Code section 409A.

Section 13.    Miscellaneous

13.1 The masculine shall include the feminine wherever used in this Plan.

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13.2 This Plan shall be interpreted under the laws of the State of Missouri to the extent such laws have not been preempted by any federal law relating to employee benefit plans.

13.3 No member of the Board of Directors of CBC and no officer or employee of CBC shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall CBC be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of the member of the Board of Directors, officer or employee of CBC.

13.4 The Plan is intended as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 30l(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and as such it is intended that the Plan be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2520.104-23, which provides for an alternative method of compliance for plans described in such regulation. In addition, the Plan is not intended to satisfy the qualification requirements of Code section 40l(a).

13.5 In accordance with Section 409A and the regulations thereunder, a payment shall be treated as made on the date specified in the Plan if the payment is made within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following such specified date (provided the Participant or Beneficiary, as applicable, shall not have a right to designate the taxable year of the payment).

                13.6 Notwithstanding any provision of the Plan to the contrary, any ambiguous terms in the Plan shall be interpreted in a manner that complies with the requirements of Code section 409A.

Section 14.    Claims

All claims for benefits under this Plan must be submitted to the Plan Administrator in writing. If a claim for a benefit from the Plan is denied in whole or in part, the claimant will be notified in writing within 90 days of the receipt of the claim. The written denial will (1) give the exact reasons for the denial and specific references to the Plan provisions on which the denial is based, (2) state what additional information, if any, is needed to support the claim and why such information is needed, and (3) explain the Plan's claim review procedures and the applicable time limits.

In special circumstances, a response to a claim may take more than 90 days. If such an extension is needed, written notice of the extension will be provided before the end of the 90-day period. The notice will state the reason for the extension and the date the Plan Administrator expects to notify the claimant of its decision. In no event will the extension be more than 90 days.

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Within 60 days after receiving written notice of claim denial, the claimant (or his authorized representative) may submit a written request for review to the Plan Administrator. Upon request, pertinent documents, records and other information relevant to the claim can be reviewed, free of charge. The claimant can also submit issues and comments in writing in connection with the review. The Plan Administrator's review of the claim will consider all comments, documents, records and other information submitted in connection with the review.

The Plan Administrator will make a decision on the review within 60 days. Special circumstances may require an extension of up to 60 days to consider an appeal. If so, the claimant will be notified of the extension before the end of the initial 60 day period following the Plan Administrator's receipt of the request for review. The notice will state the reason for the extension and the date the Plan Administrator expects to notify the claimant of its decision. In no event will the Plan Administrator take more than 120 days after receipt of the request for review to make a decision.

If the claim is denied on review, the notice of decision on review will (1) give the exact reasons for the denial and specific references to the Plan provisions on which the denial is based, and (2) state that the claimant can review, free of charge and upon request, pertinent documents, records and other information relevant to the claim.

The decision of the Plan Administrator following review of the claim denial will be final or, if the claimant does not request a review on a timely basis, the original decision of the Plan Administrator will be final.

The Plan Administrator will determine all questions arising in the administration, interpretation and application of the Plan, and, in its sole discretion, construe and interpret the Plan, decide all questions of eligibility and determine claims for benefits. The Plan Administrator's decision on these matters shall be conclusive and binding on all persons, and shall be upheld on review unless there is no rational basis for the decision.

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Section 15.    Unforeseeable Emergency

If a Participant suffers an unforeseeable emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant that vested portion of his or her Accrued Benefit which the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing on a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this Section, "unforeseeable emergency" means a severe :financial hardship to the Participant resulting from any of the following:

(a)   An accident or illness of the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Code section 152 without regard to Code section 152(6)(1), (6)(2) or (d)(l)(B));

(b)   Loss of the Participant's property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance;

(c)   Any other similar extraordinary and unforeseeable circumstance that is determined by the Plan Administrator, in its sole discretion, to constitute an unforeseen emergency which is not relieved by compensation through insurance or otherwise, and which cannot reasonably be relieved by the liquidation of the Participant's other assets without causing severe financial hardship.

Section 16.   Change in Control Event

The Accrued Benefits of all Participants shall be distributed to the Participant or Beneficiary, as applicable, in a lump sum on or within 60 days after the date of the Change in Control Event.

For purposes of this Plan, a Change in Control Event shall mean a change in the ownership or a change in the effective control, as defined for purposes of Code section 409A, of CBC.

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